As filed with the Securities and Exchange Commission on January 29, 2021

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROYAL BANK OF CANADA

(Exact name of Registrant as specified in its charter)

Canada	6029	13-5357855
(Province of Organization)	(Primary Standard Industrial Classification) Code Number	(I.R.S. Employer Identification Number)

200 Bay Street

Royal Bank Plaza

Toronto, Ontario

M5J 2J5

(Address of Registrant’s principal executive offices)

ROYAL BANK OF CANADA US WEALTH ACCUMULATION PLAN

ROYAL BANK OF CANADA EMPLOYEE DEFERRED ADVANTAGE PLAN

Cogency Global

122 East 42nd Street 18th Floor

New York, NY 10168

(212) 947-7200

(Name and address and telephone number, including area code, of agent for service)

with a copy to:

Sandra Cohen, Esq.

Cohen & Buckmann pc

200 Park Avenue – Suite 1700

New York, NY 10166

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	U.S.$250,000,000	100%	U.S.$250,000,000	U.S.$27,275(2)
Common Shares	(3)	—	—	None

(1)

The Deferred Compensation Obligations are unsecured obligations of Royal Bank of Canada to pay deferred compensation in the future, which may in whole or in part consist of its Common Shares (defined below), in accordance with the terms of the Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan, effective from and after January 1, 2020 and the Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan, effective from and after January 1, 2020 (collectively, the “Plans”).

(2)

The amount registered is based upon an estimate of the amount of compensation to be deferred by participants under the Plans, estimated to be approximately U.S. $175,000,000 for the RBC U.S. Wealth Accumulation Plan and approximately U.S. $75,000,000 for the RBC Employee Deferred Advantage Plan, and is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

(3)

The indeterminate number of Common Shares that may be delivered to participants in the Plans in the future in accordance with the terms of the Plans. No registration fee is required for such Common Shares because they will be delivered for no additional consideration.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing information specified in Part I of Form S-8 will be sent or given to employees of the Registrant participating under the Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan effective from and after January 1, 2020 and the Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan effective from and after January 1, 2020 (collectively, the “Plans”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible participants pursuant to Rule 428(b) or additional information about the Plans are available without charge. Requests should be directed to Investor Relations, Royal Bank of Canada at 200 Bay Street, North Tower, Toronto, Ontario Canada M5J 2J5 (telephone: (416) 955-7802), or by visiting www.rbc.com/investorrelations.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1.	The Registrant’s Annual Report on Form 40-F for the fiscal year ended October 31, 2020 (the “Form 40-F”), filed with the Commission on December 2, 2020; and

2.

The description of the Registrant’s Common Shares contained under the heading “Description of Capital Structure” in Exhibit 1 to the Form 40-F (the Royal Bank of Canada Annual Information Form dated December 1, 2020), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference in, and to be part of, this Registration Statement from the filing date of each such document. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Unless expressly incorporated into this Registration Statement, a report furnished on Form 6-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.

Item 4. Description of Securities

Deferred Compensation Obligations.

Under the Plans, the Registrant will provide eligible employees with the opportunity to defer a specified percentage or dollar amount of their compensation earned for subsequent calendar years. This amount, along with any employer contribution provided for under the applicable Plan, will then be deemed to be credited to a notional account which the Registrant will establish on its books in the name of the eligible employee. Eligible employees may elect to have amounts credited to their account according to the performance of several notional investment options, including, without limitation, an account indexed to the value of the Registrant’s Common Shares, without par value (the “Common Shares”), accounts that earn a rate of return equal to the rate of return of the Registrant’s long-term borrowing rate, accounts indexed to the value of mutual funds and accounts indexed to global asset management funds.

A description of these investment alternatives will be included in the documents referred to in Part I of this Registration Statement and delivered to participants in the Plans. The obligation ultimately to pay such deferred amounts in accordance with the Plans (the “Deferred Compensation Obligations”) will be unsecured obligations of the Registrant and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

The employee’s election, if available under the terms of the applicable Plan, will determine the amount of compensation to be deferred, subject to maximum deferral limits set under the applicable Plan. At the time the participant makes a deferral election, he or she will specify the date on which payment of the balance of the account will be made or commenced or, depending on the type of deferred award, a payment date will be established by the Plan terms. For some participants, the terms of the Plans may require the deferral of a specified portion of incentive compensation and such required deferral may be subject to satisfaction of vesting requirements. Authorized officers of the Registrant or the Plan administrative committee have the power to amend the Plans. Payments in respect to all account balances will be made in cash, less the amount of cash needed to satisfy tax withholding requirements.

The rights, benefits and payments under the Plans are not subject to assignment, sale or other transfer nor are they liable or subject in any manner to attachment, garnishment, or execution. Except in the case of termination of a Plan or the separation from employment, death or disability of the participant, the Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participants. However, the Registrant reserves the right to amend or terminate any Plan at any time, except that no such amendment or termination shall, without the consent of the participant, reduce retroactively the right of a participant to the vested balance of his or her deferred accounts as of the date of such amendment or termination or extend the time of distribution of such participant’s accounts.

The Deferred Compensation Obligations are not convertible into any other security of the Registrant. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations, and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants, and taking action upon a default.

Common Shares

The Common Shares are registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Certain legal matters relating to the Deferred Compensation Obligations will be passed upon for the Registrant by Lee Thoresen. Lee Thoresen is regularly employed by the Registrant and is eligible to receive awards under the Plans. Lee Thoresen owns, or has the right to acquire, a number of Common Shares which represents less than 1% of the total outstanding Common Shares.

Item 6. Indemnification of Directors and Officers

The Registrant has, pursuant to its by-laws, undertaken towards each of its directors and officers, each of its former officers and directors and each of the persons who acts or who has acted at the Registrant’s request as a director or officer of an entity of which the Registrant is or was a shareholder or creditor, that the Registrant will indemnify him and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy any judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or such entity and including all taxes, duties, imposts or governmental charges whatsoever (“taxes”) levied on any amount paid to so indemnify him against such charges, costs, expenses and taxes if (a) he acted honestly and in good faith with a view to the best interests of the Registrant; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful; provided that the indemnification will not apply in respect to an action by or on behalf of the Registrant to procure a judgment in its favor unless the approval of a court is obtained as required by the Bank Act (Canada). Where any such indemnification requires or is subject to or conditional upon the approval or consent of any court or of any governmental body or regulatory authority, the Registrant has undertaken to exercise all reasonable efforts to obtain, or assist in obtaining, such approval or consent.

Specifically, the relevant provisions of the Registrant’s by-laws provide as follows. For these purposes, and for the purposes of the by-laws, the term “Bank” below refers to the Registrant

5.1 Bank Undertaking

The Bank undertakes towards each of its directors and officers, each of its former directors and officers and each of the persons who acts or who has acted at the Bank’s request as a director or officer of an entity of which the Bank is or was a shareholder or creditor, that the Bank will indemnify him and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Bank or such entity and including all taxes, duties, imposts or governmental charges whatsoever (“taxes”) levied on amounts paid to so indemnify him against such costs, charges, expenses and taxes if, (a) he acted honestly and in good faith with a view to the best interests of the Bank; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful; provided that the foregoing indemnification will not apply in respect of an action by or on behalf of the Bank to procure a judgment in its favour unless the approval of a court is obtained as required by the Bank Act (Canada).

5.2 Court Approval

Where any such indemnification requires or is subject to or conditional upon the approval or consent of any court or of any governmental body or regulatory authority the Bank undertakes to exercise all reasonable efforts to obtain, or assist in obtaining, such approval or consent.

5.3 Indemnity Agreement

The chief executive officer and the chief operating officer, or either of them acting alone, or such other officer or officers as the chief executive officer or the chief operating officer may appoint in writing, acting alone, is directed and empowered for and on behalf and in the name of the Bank to enter into an indemnity agreement with each of the directors, officers and persons setting out these undertakings of the Bank towards such directors, officers and persons.

Additionally, the relevant provisions of the Bank Act (Canada) provide:

212.(1) Indemnification – A bank may indemnify a director or officer of the bank, a former director or officer of the bank or another person who acts or acted, at the bank’s request, as a director or officer of or in a similar capacity for another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding in which they are involved because of that association with the bank or other entity.

(2) Advances – A bank may advance amounts to the director, officer or other person for the costs, charges and expenses of a proceeding referred to in subsection (1). They shall repay the amounts if they do not fulfil the conditions set out in subsection (3).

(3) No indemnification – A bank may not indemnify a person under subsection (1) unless:

(a)

the person acted honestly and in good faith with a view to the best interests of, as the case may be, the bank or the other entity for which they acted at the bank’s request as a director or officer or in a similar capacity; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that their conduct was lawful.

(4) Indemnification – derivative actions – A bank may with the approval of a court indemnify a person referred to in subsection (1) or advance amounts to them under subsection (2) — in respect of an action by or on behalf of the bank or other entity to procure a judgment in its favour to which the person is made a party because of the association referred to in subsection (1) with the bank or other entity — against all costs, charges and expenses reasonably incurred by them in connection with that action if they fulfill the conditions set out in subsection (3).

(5) Right to indemnity – Despite subsection (1), a person referred to in that subsection is entitled to be indemnified by the bank in respect of all costs, charges and expenses reasonably incurred by them in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the person is subject because of the association referred to in subsection (1) with the bank or other entity described in that subsection if the person:

(a)	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that they ought to have done; and

(b)	fulfills the conditions set out in subsection (3).

(6) Heirs and personal representatives – A bank may, to the extent referred to in subsections (1) to (5) in respect of the person, indemnify the heirs or personal representatives of any person whom the bank may indemnify under those subsections.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits have been filed as part of this Registration Statement.

Exhibit Number	Description

4.1	Royal Bank of Canada By-Laws adopted January 8, 1981, with revisions to April 6, 2016

4.2	Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan effective from and after January 1, 2020.

4.3	Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan effective from and after January 1, 2020.

5.1	Opinion of Lee Thoresen, Esq.

5.2	Opinion of Osler, Hoskin & Harcourt LLP

23.1	Consent of PricewaterhouseCoopers LLP

24.1	Power of attorney (included on signature page hereto)

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Royal Bank of Canada By-Laws adopted January 8, 1981, with revisions to April 6, 2016

4.2	Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan effective from and after January 1, 2020

4.3	Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan effective from and after January 1, 2020

5.1	Opinion of Lee Thoresen, Esq.

5.2	Opinion of Osler, Hoskin & Harcourt LLP

23.1	Consent of PricewaterhouseCoopers LLP

24.1	Power of attorney (included on signature page hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S- 8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Canada, on this 29th day of January 2021.

ROYAL BANK OF CANADA

By:	/s/ David I. McKay
David I. McKay
President and Chief Executive Officer

FORM S-8 REGISTRATION STATEMENT SIGNATURE PAGE AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933 as amended, this registration statement has been signed below by the following persons in Toronto, Canada, in the capacities and on the dates indicated.

In addition, each person whose signature appears below constitutes and appoints each of and any of David I. McKay, Rod Bolger, and Katherine Gibson, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the execute and file, or cause to be filed, with all exhibits thereto and other documents required in connection therewith, with the United States Securities and Exchange Commission, one or more registration statements on Form S-8 and any amendments thereto (including post-effective amendments) for purposes of registering both securities and deferred compensation obligations, as applicable, of Royal Bank of Canada to be offered to employees pursuant to the Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan effective from and after January 1, 2020 and the Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan effective from and after January 1, 2020, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Kathleen P. Taylor	Chair and Director	January 29, 2021
Kathleen P. Taylor

/s/ David I. McKay	President and Chief Executive Officer (Principal Executive Officer)	January 29, 2021
David I. McKay

/s/ Rod Bolger	Chief Financial Officer (Principal Financial Officer)	January 29, 2021
Rod Bolger

/s/ Katherine Gibson	SVP, Finance and Controller (Principal Accounting Officer)	January 29, 2021
Katherine Gibson

/s/ Andrew A. Chisholm	Director	January 29, 2021
Andrew A. Chisholm

/s/ Jacynthe Côté	Director	January 29, 2021
Jacynthe Côté

/s/ Toos N. Daruvala	Director	January 29, 2021
Toos N. Daruvala

/s/ David F. Denison	Director	January 29, 2021
David F. Denison

/s/ Cynthia Devine	Director	January 29 , 2021
Cynthia Devine

/s/ Michael H. McCain	Director	January 29, 2021
Michael H. McCain

/s/ Heather Munroe-Blum	Director	January 29, 2021
Heather Munroe-Blum

/s/ Maryann Turcke	Director	January 29, 2021
Maryann Turcke

/s/ Bridget A. van Kralingen	Director	January 29, 2021
Bridget A. van Kralingen

/s/ Thierry Vandal	Director	January 29, 2021
Thierry Vandal

/s/ Frank Vettese	Director	January 29, 2021
Frank Vettese

/s/ Jeffery Yabuki	Director	January 29, 2021
Jeffery Yabuki

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement on Form S-8, solely in the capacity of the duly authorized representative of the Registrant in the United States, in the city of Jersey City, New Jersey, on this 29th day of January 2021.

/s/ Matthew Abrusci
Matthew Abrusci
Head of U.S. Capital Markets Law Group